Exhibit 10.7

RESERVE AGREEMENT
THIS RESERVE AGREEMENT (this “Agreement”) dated effective as of June 17, 2014 (the “Effective Date”), is entered into by and between DAKOTA OIL PROCESSING, LLC, a North Dakota limited liability company (“DOP”) and CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP, an Indiana limited partnership (“Calumet”). Each of DOP and Calumet is individually referred to as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, DOP is developing and constructing a 20,000 barrel per day diesel hydro-skimming refinery in Trenton, North Dakota (the “Trenton Refinery”);
WHEREAS, Calumet desires to supply crude oil to the Trenton Refinery and purchase certain refined products from DOP, and DOP desires to purchase crude oil from Calumet and sell and deliver certain refined products to Calumet;
WHEREAS, the Parties are entering those certain agreements known as the Crude Oil Purchase Agreement, the Refined Products Purchase Agreement, the Rail Lease (as defined in the Refined Products Purchase Agreement) and the Rail Sublease Agreement (as defined in the Refined Products Purchase Agreement), and this Agreement, to govern the Parties’ relationship with respect to the Trenton Refinery; and
WHEREAS, the Parties desire to establish a reserve fund derived from a portion of the Calumet Profits (as defined below);
NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.
Calumet Profit Threshold: Notwithstanding anything in this Agreement to the contrary, Calumet shall be entitled to retain at least $15.0 million during each calendar year (the “Calumet Profit Threshold”) in respect of (i) the “Feedstock Fee” (as defined in Section 3.1(b) of the Crude Oil Purchase Agreement) received by Calumet, net of any taxes thereupon, pursuant to the Crude Oil Purchase Agreement and (ii) the Profits (as defined in Section 3.2 of the Refined Products Purchase Agreement) that Calumet realizes pursuant to the Refined Products Purchase Agreement, which, for purposes of this Agreement, shall take into account the actual costs, including car lease costs and maintenance costs (if any), incurred by Calumet under the Rail Sublease Agreement (the Feedstock Fee and the Profits are referred to herein collectively as the “Calumet Profits”). The Parties rights and obligations under this Agreement shall not become effective and shall not be triggered unless and until the Calumet Profit Threshold has been met.

2.
Escrow Account: At least thirty (30) days prior to the commencement of any lifting and sales of Refined Products pursuant to the Refined Products Purchase Agreement, the Parties shall enter into an escrow agreement with an escrow agent mutually acceptable to the Parties in a form and substance typical for a transaction of this nature and reasonably acceptable to the Parties (the “Escrow Agreement”). In accordance with the terms of the Escrow Agreement and subject to the terms and conditions set forth herein, Calumet shall deposit with the Escrow Agent amounts in excess of the Calumet Profit Threshold to be held in a single escrow account (the “Escrow Account”).

3.
Funding the Escrow Account: For the purposes of funding the Escrow Account, after the Calumet Threshold has been met during a calendar year, Calumet shall deposit on a monthly basis amounts received by Calumet in respect of the Feedstock Fee and the Profits in excess of the Calumet Profit Threshold into the Escrow Account. Each such deposit shall be made within fifteen (15) days after Calumet receives payment of the Feedstock Fee and the Profits, and shall continue until such time as the Escrow Account has a balance in the amount of Seven Million Five Hundred Thousand Dollars $$7,500,000 (the “Maximum Balance”). If (i) the amount contained in the Escrow Account is reduced below the Maximum Balance at any time and from time to time during the term of this Agreement pursuant to Section 4 below and (ii) at such time the Calumet Profit Threshold has been met for the then current calendar year, Calumet shall resume making deposits until the Maximum Balance is reached again.

4.
Operating Deficiencies: In the event DOP’s sales to Calumet under the Refined Products Purchase Agreement yield insufficient revenues, when combined with all other revenues of the Trenton Refinery, to satisfy the operating costs and debt service costs set forth in the annual budget for the Trenton Refinery, including for the first calendar year the estimated budget (as such annual budget is approved by DOP and communicated to Calumet, the “Budget”) for any period of two (2) consecutive months, upon certification by DOP to Calumet and the Escrow Agent detailing the operating cost and debt service deficiency and all revenues available to the Trenton Refinery, the Escrow Agent shall pay to DOP funds, to the extent available therefor in the Escrow Account, to replace such deficiency. In accordance with and subject to the conditions set forth in Section 3 above, Calumet shall thereupon resume making deposits until the Reserve Account has once again been funded to the Maximum Balance. DOP shall provide written notice with reasonable supporting details, of any potential deficiency to Calumet at least two (2) weeks prior to making a request for a disbursement of funds from the Escrow Account.

5.
Calumet Conditions: The obligation of Calumet to deposit funds into the Escrow Account shall be subject to the fulfillment of the condition that, at least 60 days prior to the Commencement Date and 30 days prior to the beginning of each calendar year during the term of this Agreement, DOP shall provide to Calumet an updated Budget with estimated operating costs and debt service costs no greater than 10% of those forth in the initial Budget attached hereto as Schedule 1.

6.
Termination: This Agreement shall immediately terminate and be of no further force or effect upon the termination of the Crude Oil Purchase Agreement or the Refined Products Purchase Agreement. Upon termination of this Agreement, any balance then in the Escrow Account shall immediately be distributed to Calumet.

7.	Miscellaneous:

(a)
Counterparts. This Agreement may be executed in multiple counterparts by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(b)
Entire Agreement. This Agreement (including any attachments, exhibits or addenda hereto and thereto), the Refined Products Purchase Agreement, the Crude Oil Purchase Agreement, and the Rail Sublease Agreement and the Rail Lease constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof.

(c)	No Modification. No amendments, additions to, alterations, modifications or waivers of all or any part of this Agreement shall be of any effect, unless in writing and signed by the Parties.

(d)
No Waiver. Failure of a Party to require performance of any provision of this Agreement shall not affect either Party’s right to full performance thereof at any time thereafter, and the waiver by any such Parties of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

(e)
Governing Law; Consent to Jurisdiction. The validity, performance, and enforcement of this Agreement and the transactions contemplated hereby, unless expressly provided to the contrary, shall be governed by the laws of the State of Texas without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Denver, Colorado over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(f)	No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective Affiliates, successors and permitted assigns.

(g)
Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

DAKOTA OIL PROCESSING, LLC
By:    /s/ Tristram E. Collins

Name:    Tristram E. Collins
Title:    Chief Financial Officer

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP
By:    Calumet LP GP, LLC, its general partner
By:    /s/ Jennifer Straumins

Name:    Jennifer Straumins
Title:    President & COO